EXHIBIT 99.1

NEWS RELEASE

Ryerson Inc. Executives Amend 10b5-1 Trading Plans

Chicago, Illinois – February 22,2006 – Ryerson Inc. (NYSE: RYI) today announced that Neil S. Novich, Chairman, President and CEO; Jay M. Gratz, Executive Vice President, CFO and President – RCP; and Gary J. Niederpruem, Executive Vice President, amended their pre-existing trading plans established on November 1, 2005 in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Other Ryerson executives may, from time to time, implement similar plans.

The 10b5-1 trading plans allow the Company’s executive officers to exercise their outstanding employee stock options issued under the Company’s incentive stock plans, accumulate shares towards the stock ownership goals established by Ryerson, and to diversify their holdings through sale of a portion of their acquired shares.

Under the terms of the amended trading plans, through the exercise of stock options, Mr. Novich could reduce his beneficial ownership to as low as 622,000 shares, Mr. Gratz could reduce his beneficial ownership to as low as 241,000 shares, and Mr. Niederpruem could reduce his beneficial ownership to as low as 223,000 shares.

The actual number of shares sold is subject to a pre-established formula, and may vary depending on market price and the level of stock ownership attained by each executive relative to the stock ownership guidelines established by Ryerson.

All of the plans provide that the shares would be sold over a period of time ending not earlier than March 11, 2007 or later than September 2, 2008. Under certain circumstances the number of shares to be sold may increase to provide for the exercise and sale of shares subject to options that expire on or before September 2, 2008.

The Compensation Committee has set Stock Ownership Guidelines for the Company’s executives requiring executive officers and other senior executives own shares valued at a specified multiple of base salary. Until those ownership levels are achieved, the executives must retain a specified percentage of earned performance shares, exercised options, and other incentive stock awards.

None of these executive officers had knowledge of any material nonpublic information at the time these plans were amended. All transactions will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. Form 4 filings will also be posted in the Investor Information section of the Company’s web site, www.ryerson.com.

Ryerson Inc. is North America’s leading distributor and processor of metals, with revenues of $5.8 billion in 2005. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India.

Effective January 1, 2006,

the company adopted the new name of Ryerson Inc.

and the ticker symbol RYI